Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

Calvert World Values Fund, Inc.

We consent to the use of our report dated November 20, 2020, with respect to the financial statements of Calvert Emerging Markets Equity Fund, Calvert Emerging Markets Advancement Fund, Calvert International Equity Fund, and Calvert International Opportunities Fund, each a series of Calvert World Values Fund Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, PA

January 27, 2021